AGREEMENT AND PLAN OF REORGANIZATION AND SEPARATION by and among
PEPCO BUILDING SERVICES, INC., PEPCO ENTERPRISES, INC. and PEPCO ENERGY SERVICES, INC.

          THIS AGREEMENT, is made this 29th day of September, 2003, by and among Pepco Building Services, a Delaware corporation ("PBS"), Pepco Enterprises, Inc., a Delaware corporation ("PEI") and Pepco Energy Services, Inc., a Delaware corporation ("PES").

WHEREAS, PBS owns all of the outstanding stock of PEI; and
WHEREAS, PES owns all of the outstanding stock of PBS; and
WHEREAS, it is the desire of PES, PEI and PBS to separate the business of PEI from the business of PBS;

          NOW THEREFORE, in consideration of the mutual covenants herein set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Distribution of PEI Stock. PBS will distribute all of its stock in PEI, which shall constitute all of the issued and outstanding stock of PEI, to PES.
2. Closing. The closing of the transactions contemplated hereunder shall occur on October 1, 2003.

          3.          Miscellaneous. This Agreement constitutes the entire agreement and understanding among the parties relating to the subject matter hereof, and supersedes all prior agreements and understandings related thereto. This Agreement shall be governed by the laws of the state of Maryland.

[Signatures Appear on the Following Page]
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IN WITNESS WHEREOF, this Agreement is hereby signed for and on behalf of each of the parties hereto as of the date first above written.
PEPCO BUILDING SERVICES, INC. (A DELAWARE CORPORATION) By: R. L. AYLWARD Robert Aylward, President
PEPCO ENTERPRISES, INC. (A DELAWARE CORPORATION) By: R. L. AYLWARD Robert Aylward, President
PEPCO ENERGY SERVICES, INC. (A DELAWARE CORPORATION) By: E. R. MAYBERRY E.R. Mayberry, President
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